Exhibit 99.1

Union Bankshares, Inc.
20 Main Street
PO Box 667
Morrisville, VT 05661
802-888-6600

FOR IMMEDIATE RELEASE

Union Bankshares Announces Increase in 2000 Earnings and Quarterly Dividend Payment

Morrisville, VT January 3, 2001 - Union Bankshares, Inc. today announced net income for the quarter ended December 31, 2000 increased 49.2% to $1.307 million or $.43 per share compared to $876 thousand or $.29 per share for the same period last year.

Net income for the year ended December 31, 2000 increased 17.8% to $4.80 million or $1.58 per share compared to $4.075 million or $1.35 per share for 1999.

Increases in net interest income and loans outstanding coupled with reductions in merger related costs experienced in 1999 helped increase earnings.

A quarterly dividend of $.26 per share was declared on January 3, 2001 to shareholders of record January 13th, payable January 17th.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 1999 annual report, which is available from the company without charge for a more complete description of the company's business.